EX-99.77K CHNG ACCNT

Change in Independent Registered Public Accounting Firm

The Fund engaged Ernst & Young, LLP (“E&Y”) as the independent registered public accounting firm for the fiscal year ending December 31, 2012. E&Y replaces BBD, LLP (“BBD”), the Predecessor Fund’s previous independent registered public accounting firm, who was dismissed upon completion of the tax-free reorganization. The engagement of E&Y as accountants of the Fund was approved by the Audit Committee of the Board of Trustees on November 7, 2011. During the periods that BBD served as the Predecessor Fund’s independent registered public accounting firm and through March 23, 2012, BBD’s audit reports contained no adverse opinion or disclaimer of opinion; nor were its reports qualified or modified as to uncertainty, audit scope, or accounting principle. There were no disagreements between the Fund and BBD on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

CERT IFI EO P UBLIC ACCOtmU tHS

August 30, 2012

Securities and Exchange Commission

100 F Street, N.E.
Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 77K of the American Beacon Holland Large Cap Growth Fund Amended Form N-SAR dated August 29, 2012 and we agree with the statements made therein.

Yours truly,

/s/ BBD, LLP